Filed Pursuant to Rule 424(b)(4)
                                                     Registration No. 333-115247

                              PROSPECTUS SUPPLEMENT

                        To Prospectus dated June 2, 2004
                             and supplemented by the
                             Prospectus Supplements,
               dated June 8, 2004, June 15, 2004 and June 17, 2004

                                       of

                                  FINDWHAT.COM


         Clearstone Venture Partners II-A LP (f/k/a idealab! Capital Partners II-A, LP) ("Clearstone II-A") sold the following number of shares of our common stock on the dates and at the per share prices set forth below:

o    33,528 shares on June 2, 2004 at an average price of $22.88 per share;
o    33,528 shares on June 3, 2004 at an average price of $21.92 per share;
o    33,528 shares on June 4, 2004 at an average price of $22.10 per share;
o    33,528 shares on June 7, 2004 at an average price of $22.55 per share;
o    33,528 shares on June 8, 2004 at an average price of $22.37 per share;
o    33,528 shares on June 9, 2004 at an average price of $21.48 per share;
o    33,528 shares on June 10, 2004 at an average price of $20.78 per share;
o    33,528 shares on June 14, 2004 at an average price of $20.28 per share;
o    33,528 shares on June 15, 2004 at an average price of $20.61 per share; and
o    33,519 shares on June 16, 2004 at an average price of $20.36 per share.

This sale was effected by SmithBarney ("SmithBarney"), as agent. SmithBarney received a commission of $16,763.45 in connection with the sales. Immediately following this sale, Clearstone II-A LP beneficially owned 37,252 shares of our common stock.

         Clearstone Venture Partners II-B LP (f/k/a idealab! Capital Partners II-B, LP) ("Clearstone II-B") sold the following number of shares of our common stock on the dates and at the per share prices set forth below:

o    1,144 shares on June 2, 2004 at an average price of $22.88 per share;
o    1,144 shares on June 3, 2004 at an average price of $21.92 per share;
o    1,144 shares on June 4, 2004 at an average price of $22.10 per share;
o    1,144 shares on June 7, 2004 at an average price of $22.55 per share;
o    1,144 shares on June 8, 2004 at an average price of $22.37 per share;
o    1,144 shares on June 9, 2004 at an average price of $21.48 per share;
o    1,144 shares on June 10, 2004 at an average price of $20.78 per share;
o    1,144 shares on June 14, 2004 at an average price of $20.28 per share;
o    1,144 shares on June 15, 2004 at an average price of $20.61 per share; and
o    1,153 shares on June 16, 2004 at an average price of $20.36 per share.

This sale was effected by SmithBarney ("SmithBarney"), as agent. SmithBarney received a commission of $572.45 in connection with the sales. Immediately following this sale, Clearstone II-B LP beneficially owned 1,272 shares of our common stock.

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         Clearstone Venture Partners II-C LP (f/k/a idealab! Capital Principals
Fund, LP) ("Clearstone II-C") sold the following number of shares of our common stock on the dates and at the per share prices set forth below:

o    3,492 shares on June 2, 2004 at an average price of $22.88 per share;
o    3,492 shares on June 3, 2004 at an average price of $21.92 per share;
o    3,492 shares on June 4, 2004 at an average price of $22.10 per share;
o    3,492 shares on June 7, 2004 at an average price of $22.55 per share;
o    3,492 shares on June 8, 2004 at an average price of $22.37 per share;
o    3,492 shares on June 9, 2004 at an average price of $21.48 per share;
o    3,492 shares on June 10, 2004 at an average price of $20.78 per share;
o    3,492 shares on June 14, 2004 at an average price of $20.28 per share;
o    3,492 shares on June 15, 2004 at an average price of $20.61 per share; and
o    3,492 shares on June 16, 2004 at an average price of $20.36 per share.

     This sale was effected by SmithBarney ("SmithBarney"), as agent. SmithBarney received a commission of $1,746.00 in connection with the sales. Immediately following this sale, Clearstone II-C LP beneficially owned 3,880 shares of our common stock.

         On June 18, 2004, the closing price per share of our common stock on the Nasdaq National Market was $20.43.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SHARES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this Prospectus Supplement is June 21, 2004.